Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100
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CASH AMERICA COMPLETES ACQUISITION OF CASHNET USA AND
INCREASES 2006 GUIDANCE AND INITIATES 2007 OUTLOOK
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Fort Worth, Texas (September 18, 2006) — - Cash America International, Inc. (NYSE: CSH) announced today that it has completed the purchase of substantially all of the assets of CashNetUSA. The acquisition, which was announced in mid-July, establishes a significant internet distribution channel for the Company to provide short-term cash advances to its customers. CashNetUSA has emerged as a leader in the online cash advance business since its entry into the market in early 2004. Today CashNetUSA serves customers in 27 states and will now complement Cash America’s 758 lending locations.
“We have found that there are many customers who seek the convenience and efficiency of an electronic solution to their borrowing needs. The integration of CashNetUSA into the Cash America platform to offer financial solutions to our customers provides us with another tool to reach this growing market for our products.” remarked Daniel R. Feehan, President and Chief Executive Officer of Cash America International, Inc. Mr. Feehan continued, “This transaction also opens the longer term opportunity to explore ways to further expand our product offerings and market penetration through internet technology and its related electronic distribution advantages.”
The financial terms of the transaction did not change from the Company’s previous announcement. The initial purchase price was approximately $35 million in cash with the opportunity for additional consideration to be paid based on future earnings performance. The CashNetUSA assets are substantially all of the assets of The Check Giant LLC, a privately owned company based in Chicago, Illinois. Cash America’s financial and legal advisors in the transaction were Jefferies and Company, Inc. and Baker & McKenzie LLP.
Forward Looking Statements
Management expects that the addition of the CashNetUSA operations and its portfolio of loans, which recently reached $27 million in gross cash advances, will make the transaction immediately accretive to Cash America’s earnings. At this time, management confirms its previously announced expectation that the addition of CashNetUSA will add between 4 and 5 cents to its earnings per share in the current fiscal year, ending December 31, 2006, mostly in the fourth quarter. The added earnings effectively raise the Company’s previously released expectations of consolidated earnings per share to $1.89 to $1.98 for the full year of 2006. In addition, the acquisition will add incremental earnings to the following fiscal year; therefore, Cash America is initiating its preliminary expectations for fiscal year 2007 consolidated earnings per share of between $2.40 and $2.55. Management will provide additional comments about its expectations of future results as part of its regular disclosure of third quarter financial results scheduled for October 26, 2006.
Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 896 total locations as of June 30, 2006. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 467 locations in 21 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its locations including 291 locations that offer this service under the brand names Cash America Payday Advance and Cashland. In addition, check cashing services are provided through its 138 franchised and Company-owned “Mr. Payroll” check cashing centers. For additional information, visit the Company’s website located at www.cashamerica.com and www.cashnetusa.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, the ability to successfully integrate newly acquired businesses into the Company’s existing operations and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes”, “estimates”, “plans”, “expects”, “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.
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